UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2008

GMX RESOURCES INC.
 (Exact name of registrant as specified in its charter)

Oklahoma	001-32977	73-1534474
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Benham Place 9400 North Broadway, Suite 600 Oklahoma City, OK	73114
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 600-0711

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On June 12, 2008, GMX Resources Inc. (the “Company”) entered into a Third Amended and Restated Loan Agreement with Capital One, National Association, and Union Bank of California, N.A. (“Bank Agreement”). The Bank Agreement amends the terms of the existing loan agreement to increase the maximum amount that the Company may borrow under the agreement from $125 million to $250 million, subject to the periodic borrowing base determinations, to add BNP Paribas, Fortis Capital Corp and Compass Bank as lenders, and to increase the margin for LIBOR loans from 1.50% to 1.75% when the borrowings are less than 50% of the borrowing base and from 1.75% to 2.00% when borrowings are 50% to 90% of the borrowing base. The borrowing base was also increased from $90 million to $140 million. There were no other material changes to the existing loan agreement.

The Company also entered into an Amendment to the Intercreditor Agreement between the senior bank lenders and Prudential Insurance Company of America which is the lender for the Company’s outstanding $30 million of Series A .Senior Subordinated Secured Notes to increase the amount of debt the Company can incur under the senior Bank Agreement from $125 million to $185 million.

ITEM 9.01 Financial Statements and Exhibits.

See Index to Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GMX RESOURCES INC.

By:	/s/ James A. Merrill

James A. Merrill, Chief Financial Officer

Date: June 12, 2008

INDEX TO EXHIBITS

10.1	Third Amended and Restated Loan Agreement dated June 12, 2008 between Capital One, National Association, as Administrative Agent, and the other banks named therein.

10.2
Amendment No. 1 to Intercreditor Agreement dated June 12, 2008 between the Noteholders, Capital One, National Association, and the other banks named in the Registrant’s senior bank loan agreement and The Bank of New York Trust Company, N.A., as collateral agent.

10.3	Amendment No. 2 to Note Purchase Agreement dated June 12, 2008.